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                                                                  EXHIBIT 4.1(c)


STATE OF SOUTH CAROLINA    )
                           )        SECOND AMENDMENT
COUNTY OF RICHLAND         )



               THIS AMENDMENT, dated as of November 30, 1998, by RESOURCE BANCSHARES MORTGAGE GROUP, INC. (the "Company").

                              W I T N E S S E T H:

               WHEREAS, the Company maintains the Resource Bancshares Mortgage Group, Inc. Stock Investment Plan, effective as of January 1, 1995, as amended by the First Amendment made as of the 24th day of March, 1995 (the "Plan") for the benefit of its eligible employees; and

               WHEREAS, in Section 15 of the Plan, the Company reserved the right by action of its Board of Directors to amend the Plan; and

               WHEREAS, the Company now desires to amend the Plan in several respects including to authorize an additional 300,000 shares of Common Stock to be acquired under the Plan, to authorize the acquisition of treasury and original issue stock by the Plan and to clarify the use of cash dividends and the purchase periods under the Plan;

               NOW, THEREFORE, in consideration of the premises, the Plan is amended as follows:


               1. Effective on and after the date hereof, Section 2(d) of the Plan shall be deleted and the following inserted in its place:

                              "(d) Committee means the Board."

               2. Effective on and after the date hereof, Section 2(i) shall be deleted and the following inserted in its place:

                              "(i) Intentionally Deleted."

               3. Effective on and after the date hereof, Section 2(m) of the Plan shall be deleted and the following inserted in its place:

                              "(m) Fair Market Value means with respect to
               shares of Common Stock purchased in open market purchases, the price at which the Custodian purchases



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               such Common Stock and with respect to shares of Common Stock purchased from the Company's treasury stock or newly issued shares of Common Stock purchased from the Company, the average of the high and low reported sales prices of the Common Stock for the trading day most immediately preceding the date on which the shares are purchased for which sales prices are available from the principal trading market for the Common Stock."

               4. Effective on and after the date hereof, Section 2(q) of the Plan shall be deleted and the following inserted in its place:

                              "(q) "Purchase Date" means the date that shares of
               Common Stock are purchased pursuant to Section 10 (a "Payroll Purchase Date") or Section 11(b) (a "Dividend Purchase Date)."

               5. Effective January 1, 1997, Section 2(r) of the Plan shall be deleted and the following inserted in its place:

                              "(r) "Purchase Period" means any of the Company's
               bimonthly payroll periods."

               6. Effective May 15, 1998, Section 3 of the Plan shall be deleted and the following inserted in its place:

                              "3. SCOPE OF THE PLAN. The maximum number of
               shares of Common Stock which may be purchased under the Plan shall be 425,529 (the original 100,000 shares as adjusted for changes in capitalization pursuant to Section 14 plus an additional 300,000 shares) as such number may be adjusted after May 15, 1998 pursuant to Section 14. Subject to the provisions in
               Section 16, the Plan will continue in effect until the maximum number of shares of Common Stock (described in the preceding sentence) have been purchased by Participants pursuant to the Plan. Except as otherwise provided in the Plan, all purchases of Common Stock pursuant to the Plan shall be subject to the same terms, conditions, rights and privileges. The shares of Common Stock acquired by the Custodian pursuant to the Plan shall be acquired by the Custodian in open market purchases, purchases of treasury stock from the Company or purchases of original issue Common Stock from the Company as directed from time to time by the Chairman of the Board or Vice Chairman of the Company."

               7. Effective on and after the date hereof, the second sentence of
Section 4(b) of the Plan shall be deleted and the following inserted in its place:


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                              "An Eligible Employee may elect to participate in
               the Plan and to have any amount of Compensation withheld (from a minimum of $10 per month to a maximum of $1,500 per month) by signing an appropriate election form."

               8. Effective on and after the date hereof, Section 6 of the Plan shall be deleted and the following inserted in its place:

                              "5. GRANT OF OPTIONS. Subject to the provisions of
               the Plan, as of each Payroll Purchase Date, the Participant shall be deemed to have been granted an option to purchase as many shares (including fractional shares) as the Participant will be able to purchase at the price specified in Section 6 with the payroll deductions credited to his Payroll Deduction Account during the preceding Purchase Period. Notwithstanding the preceding sentence, no Participant may obtain a right to purchase shares of Common Stock under the Plan if such right would permit the Participant to purchase stock under the Plan and under any other employee stock purchase plan (if any) of the Company and the Affiliates at a rate which exceeds $25,000 in Fair Market Value (determined as of each Purchase Date) of the Common Stock and other stock during any calendar year. If the purchases by all Participants would otherwise cause the aggregate number of shares of Common Stock to be sold under the Plan to exceed the number specified in Section 3, each Participant shall be allocated a ratable portion (determined by the ratio of the Participant's payroll deduction to the total payroll deductions during the applicable Purchase Period or the Participant's cash dividends allocable or allocated with respect to a Dividend Purchase Date to the total cash dividends allocable or allocated with respect to such Dividend Purchase Date, as the case may be) of the maximum number of shares of Common Stock which may be sold."

               9. Effective on and after the date hereof, Section 6 of the Plan shall be amended by inserting the word "Payroll" before the words "Purchase Date" on the first line thereof.

               10. Effective on and after the date hereof, Section 9 of the Plan shall be amended by inserting the word "Payroll" before the words "Purchase Date" on the fourth line thereof.

               11. Effective January 1, 1997, Section 10(a) of the Plan shall be deleted and the following inserted in its place:

                              "10. PURCHASE OF SHARES. (a) On or before the
               fifth working day after the end of a Purchase Period, the Company and its Affiliates will remit to the Custodian an amount equal to
               (i) the Participants' aggregate payroll deductions during such Purchase Period divided by (ii) .85. The Custodian then will apply the funds to the purchase of shares of Common Stock. Stock purchases from the remittance will be completed by the Custodian



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               within thirty days following the remittance. Shares will be held in the name of the Custodian, or its nominee, for the account of the Plan."

               12. Effective on and after the date hereof, the third sentence of
Section 10(b) of the Plan shall be deleted and the following inserted in its place:

                              "The Custodian's records shall be confidential and
               will not be disclosed to any person or entity except the Company and except that a Participant shall be entitled to receive information with respect to the Stock Purchase Account established for such Participant."

               13. Effective on and after the date hereof, the parenthetical in the last sentence of Section 10(c) of the Plan shall be deleted and the following inserted in its place:

                              "(determined by multiplying the number of
               fractional shares by the average of the high and low reported sales prices of the Common Stock for the trading day most immediately preceding the date on which the Custodian receives the Participant's request for distribution for which sales prices are available from the principal trading market for the Common Stock)."

               14. Effective on and after the date hereof, Section 11(a) of the Plan shall be amended by adding the words "or 11(b)" to the end thereof.

               15. Effective on and after the date hereof, Section 11(b) of the Plan shall be deleted and the following inserted in its place:

                              "(b) Subject to the provisions of the Plan, as of
               each Dividend Purchase Date the Participant shall be deemed to have been granted an option to purchase as many shares (including fractional shares) as the Participant will be able to purchase at a price equal to 85% of the Fair Market Value of such shares as of the Dividend Purchase Date with the cash dividends allocable or allocated (within 30 days prior to the Dividend Purchase Date) to the Common Stock credited to the Participant's Stock Purchase Account. As of each Dividend Purchase Date, the Participant shall be deemed to exercise his option to purchase shares (including fractional shares) with cash dividends allocable or allocated (within 30 days prior to the Dividend Purchase Date) to the Common Stock credited to the Participant's Stock Purchase Account. Notwithstanding the previous two sentences, the deemed grant of the option and deemed exercise of the option shall not apply to Participants who are not Eligible Employees as of the Dividend Purchase Date (hereinafter referred to as "Former Participants"). On each dividend payment date, the Company shall remit to the Custodian, in addition to the cash dividends being paid, an amount equal to the product of (i) the aggregate cash dividends being paid on such date with respect to shares held by the



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               Custodian or its nominee allocated or allocable to Participants
               (excluding Former Participants) pursuant to the Plan and (ii) 15 / 85. Such amount and all cash dividends paid by the Company with respect to such shares on such date shall be used by the Custodian to purchase shares of Common Stock pursuant to the exercise of the options pursuant to this Section. The Custodian will make such purchases within thirty days of the date such funds are paid. The provisions of the Plan (including the limits on rights to purchase stock under the Plan) shall apply to the options granted pursuant to this Section. The Company will bear all charges of the Custodian and all other costs in connection with purchases under this Section as provided in Section 6 of the Plan. Cash dividends with respect to shares credited to a Former Participant's Stock Purchase Account will automatically be reinvested by the Custodian to purchase additional shares of Common Stock at Fair Market Value without the benefit of the discount provided by the Plan."

               16. Effective as of May 15, 1998, Section 17 of the Plan shall be deleted and the following inserted in its place:

                              "17. GOVERNMENTAL REGULATIONS. All rights granted
               or to be granted to Eligible Employees under this Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the shares of Common Stock under the Plan, including, without limitation, there being an effective registration statement of the Company under the Securities Act of 1933, as amended, covering the shares of Common Stock purchasable on the Purchase Date applicable to such shares, and if such a registration statement shall not then be effective, the Purchase Date may be delayed until the first business day after the effective date of such registration statement."

               17. This Amendment is conditioned upon obtaining the appropriate approval by the stockholders of the Company and shall be submitted for approval by the stockholders of the Company prior to May 15, 1999. If the Amendment is not so approved prior to such date, the Company shall be deemed to have adopted pursuant hereto, effective May 15, 1998, a nonqualified stock option plan which will have the same provisions as the Plan except (1) the name of the plan will be the "Resource Bancshares Mortgage Group, Inc. Nonqualified Stock Investment Plan"; (2) the maximum number of shares which may be purchased under the plan shall be 300,000 as such number may be adjusted after May 15, 1998 pursuant to
Section 14; (3) the provisions of the above contained Second Amendment set forth in paragraphs 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 hereof shall be included in the Resource Bancshares Mortgage Group, Inc. Nonqualified Stock Investment Plan, except that the first sentence of the amendment to
Section 3 effected by paragraph 6 hereof shall not be included in such Plan and the amendments to be effective on and after the date hereof shall not be included in such Plan until November 30, 1998; and (4) Section 18(a) of the Plan shall not be included in the Resource Bancshares Mortgage Group, Inc. Nonqualified Stock Investment Plan.



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               18. The Company reserves the right by action of the Board of
Directors to amend at any time any of the terms and provisions of this Amendment. Except as expressly or by necessary implication amended hereby, the Plan still continues in full force and effect.

               IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officers as of the day and year first above written.

                                          RESOURCE BANCSHARES
                                          MORTGAGE GROUP, INC.


                                          By:
                                              --------------------------------

                                              --------------------------------


[CORPORATE SEAL]

ATTEST:


--------------------------------
John W. Currie, Secretary



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